SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHYRON CORPORATION
(Name of Registrant as Specified In Its Charter)

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CHYRON CORPORATION

5 Hub Drive

Melville, New York 11747

(631) 845-2000

April 7, 2000

Dear Shareholders:

On behalf of the Board of Directors and management of Chyron Corporation (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders to be held on Wednesday, May 24, 2000, at 9:30 a.m., at the W New York Hotel, located at 541 Lexington Avenue, New York, New York 10022.

The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, the directors and executive officers of the Company will be present to respond to any questions that you may have. Accompanying the attached Proxy Statement is the Company's Annual Report for 1999. This report describes the financial and operational activities of the Company.

Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying envelope as promptly as possible. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

We look forward to greeting our shareholders at the meeting.

Sincerely,

/s/ Roger Henderson
Roger Henderson
Chief Executive Officer
and Director

CHYRON CORPORATION

5 Hub Drive

Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2000

TO THE SHAREHOLDERS OF

CHYRON CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Chyron Corporation, a New York corporation (hereinafter "Company"), will be held at the W New York Hotel, located at 541 Lexington Avenue, New York, New York 10022, on Wednesday, May 24, 2000, at 9:30 a.m., for the following purposes:

1. To elect nine (9) directors of the Company to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

2. To ratify the conversion feature of Series B 8% Subordinated Convertible Debentures ("Debentures") which were purchased by four funds managed by Weiss, Peck & Greer, L.L.C., so as to allow the Debentures to be convertible into shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") under the rules of the New York Stock Exchange; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 27, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the Annual Meeting. The list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Company's offices at 5 Hub Drive, Melville, New York, 11747, for ten (10) days prior to May 24, 2000.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. You may revoke your proxy at anytime before it is voted.

By Order of the Board of Directors,

/s/ Robert S. Matlin, Esq.
Robert S. Matlin, Esq.,
Secretary
Melville, New York
April 7, 2000

YOUR VOTE IS IMPORTANT, ACCORDINGLY, WE URGE YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

CHYRON CORPORATION

TABLE OF CONTENTS

Page

INFORMATION CONCERNING VOTE	1

ELECTION OF THE BOARD OF DIRECTORS	2

EXECUTIVE COMPENSATION AND OTHER INFORMATION	5

COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION	9

STOCK PERFORMANCE CHART	10

PROPOSAL TO RATIFY THE CONVERSION FEATURE OF SERIES B 8% SUBORDINATED
CONVERTIBLE DEBENTURES PURCHASED BY THE WPG FUNDS	11

OTHER MATTERS ARISING AT THE ANNUAL MEETING	14

PRINCIPAL SHAREHOLDERS	14

INTERESTED PARTY TRANSACTIONS	17

INDEMNIFICATION OF DIRECTORS AND OFFICERS	17

SHAREHOLDER PROPOSALS	17

COST OF SOLICITATION OF PROXIES	17

INDEPENDENT PUBLIC ACCOUNTANTS	17

SECTION 16(a) REPORTING DELINQUENCIES	18

ANNUAL REPORT ON FORM 10-K	18

FORM OF SERIES B 8% SUBORDINATED CONVERTIBLE DEBENTURE
DUE DECEMBER 31, 2003	Exhibit 1

FORM OF SUBSCRIPTION AGREEMENT AND INVESTMENT REPRESENTATION
FOR THE PURCHASE OF THE SERIES B 8% SUBORDINATED CONVERTIBLE
DEBENTURE DUE DECEMBER 31, 2003	Exhibit 2

CHYRON CORPORATION

5 Hub Drive

Melville, New York 11747

PROXY STATEMENT

For Annual Meeting of Shareholders

to be Held on May 24, 2000

Approximate Mailing Date of Proxy Statement and Form of Proxy: April 7, 2000.

INFORMATION CONCERNING VOTE

General

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Chyron Corporation, a New York corporation (hereinafter, the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, May 24, 2000, at 9:30 a.m., and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at the W New York Hotel, located at 541 Lexington Avenue, New York, New York 10022.

Voting Rights and Outstanding Shares

Only shareholders of record at the close of business on March 27, 2000 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 1, 2000, 32,115,687 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock entitles the record holder thereof to one (1) vote on all matters properly brought before the Annual Meeting.

Revocability of Proxies

A shareholder who executes and mails a proxy in the enclosed return envelope may revoke such proxy at any time prior to its use by notice in writing to the Secretary of the Company, at the above address, or by revocation in person at the Annual Meeting. Unless so revoked, the shares represented by duly executed proxies received by the Company prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the shareholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted (1) FOR the election as directors of the nominees named below under the caption "ELECTION OF THE BOARD OF DIRECTORS," and (2) FOR the approval of the conversion feature of Series B 8% Subordinated Convertible Debentures ("Debentures") purchased by four funds, (WPG Corporate Development Associates IV, L.L.C., WPG Corporate Development Associates IV (Overseas), L.P., WPG Enterprise Fund II, L.L.C. and Weiss, Peck & Greer Venture Associates III, L.L.C.) managed by Weiss, Peck & Greer, L.L.C. (the "WPG Funds") as discussed under the caption "PROPOSAL TO RATIFY THE CONVERSION FEATURE OF SERIES B 8% SUBORDINATED CONVERTIBLE DEBENTURES PURCHASED BY THE WPG FUNDS." In their discretion, the proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Annual Meeting that the Board of Directors of the Company does not know a reasonable time prior to this solicitation will be presented at the Annual Meeting.

Voting Procedures

All votes shall be tabulated by the inspector of elections appointed for the Annual Meeting, who shall separately tabulate affirmative and negative votes, abstentions and broker-dealer non-votes. The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer non-votes are not counted for quorum purposes.

Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from a particular nominee or nominees will not affect the outcome of the Annual Meeting. The ratification of the conversion of the Debentures purchased by the WPG Funds must be approved by a majority of the votes cast at the Annual Meeting. Abstentions and broker-dealer non-votes will not be counted in determining the number of votes cast in connection with the ratification of the conversion of the Debentures.

ELECTION OF THE BOARD OF DIRECTORS

The Board of Directors has nominated nine (9) persons to be elected as Directors at the Annual Meeting and to hold office until the next annual meeting or until their successors have been duly elected and qualified. It is intended that each proxy received by the Company will be voted FOR the election, as directors of the Company, of the nominees listed below, unless authority is withheld by the shareholder executing such proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

Director Nominees

The following table sets forth certain information with respect to the nominees for directors:
Director of the
Name	Company Position and Offices Held	Company Since

Charles M. Diker	Director, Member of the Audit Committee, Member	September, 1995
of the Compensation and Stock Option Committee

Joseph A. Flaherty	Director	October, 1998

Donald P. Greenberg	Director	September, 1996

Roger Henderson	President and Chief Executive Officer, Director	February, 1999

Alan J. Hirschfield	Director, Member of the Audit Committee	July, 1995

Christopher R. Kelly	Director	August, 1999

Wesley W. Lang, Jr.	Director, Member of the Compensation and Stock	July, 1995
Option Committee

Eugene M. Weber	Director, Member of the Audit Committee	July, 1995

Michael I. Wellesley-Wesley	Executive Chairman of the Board, Member of the	May, 1995
Compensation and Stock Option Committee

Charles M. Diker, age 65, is a non-managing principal with the investment management company of Weiss, Peck & Greer, L.L.C. ("Weiss, Peck & Greer") and has been associated with such company since 1976. Mr. Diker is the Chairman of the Board of Directors of Cantel Industries, Inc. ("Cantel"), a manufacturer of infection control equipment and distributor of diagnostic devices. Mr. Diker is also a member of the Board of Directors of BeautiControl Cosmetics, Inc., an international direct sales skin care, cosmetics, health and image company, International Specialty Products Inc., a manufacturer of specialty chemicals, and AMF Bowling Inc., an operator of bowling centers.

Joseph A. Flaherty, age 69, is Senior Vice President, Technology for CBS Corporation, where he is responsible for new television technologies. He has held such position since 1990. He has been a major force behind the development and introduction of digital TV and HDTV in the U.S., and directs all CBS national and international technical standards activities. This election marks his first to a corporate board of directors. Dr. Flaherty is a frequent lecturer on television technology and has published over 100 technical articles.

Donald P. Greenberg, age 66, is the Jacob Gould Schurman Professor of Computer Graphics and Founding Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is also a member of the Board of Directors of Data Broadcasting Corporation ("DBC"), a provider of various financial data and proprietary information, and PCA International, an operator of portrait studios.

Roger Henderson, age 43, is President and Chief Executive Officer of the Company and has held such position since June 1999. Prior to his current position, he served as the Managing Director of Pro-Bel since April 1996. From 1987 to March 1996, he was Software Director of Pro-Bel and Managing Director of Pro-Bel Software Ltd.

Alan J. Hirschfield, age 64, was Co-Chairman of the Board of Directors and Co-Chief Executive Officer of DBC from June 1992 through December 1999. He continues to serve as a director of DBC. Prior thereto, he served as Chief Executive Officer of Twentieth Century-Fox Film Corp., from 1980 to 1985, and Columbia Pictures Entertainment Inc., from 1973 to 1978. Mr. Hirschfield is also a member of the Board of Directors of Cantel.

Christopher R. Kelly, age 39, has been the owner of Fortuna Investments since 1997, where he specializes in private investments and venture capital. From 1985 through 1997, he held various positions, including partner and director, at Kelly Television. During his last four years at Kelly Television, he was also Partner and Director of Kelly Broadcasting Company.

Wesley W. Lang, Jr., age 42, is a Managing Director with the investment management company of Weiss, Peck & Greer, and has been associated with such company since 1985. Weiss, Peck & Greer manages, directly or indirectly, the following funds: WPG Corporate Development Associates IV, L.L.C.; WPG Enterprise Fund II, L.L.C.; WPG Corporate Development Associates IV (Overseas), L.P.; and Weiss, Peck & Greer Venture Associates III, L.L.C. (collectively, the "WPG Funds"). These funds are shareholders of the Company and are the subject of the proposal to ratify the conversion feature of the Debentures purchased by the WPG Funds.

Eugene M. Weber, age 49, is the Managing Partner of Weber Capital Management, L.L.C., an investment management firm which is the successor to Bluewater Capital Management, Inc., which Mr. Weber founded in 1995. From 1994 to 1995, Mr. Weber was an independent consultant to Westpool Investment Trust plc, a shareholder of the Company, and from 1983 to 1994 he was with Weiss, Peck & Greer, L.L.C., becoming a partner in 1987. Mr. Weber is a member of the Board of Directors of Computron Software Inc., a global provider of application software solutions for business and finance.

Michael I. Wellesley-Wesley, age 47, is Executive Chairman of the Board of Directors and formerly held the position of Chief Executive Officer of the Company from July 1995 through June 1997. From 1992 until 1995, he was a Director and Executive Vice President of DBC and from 1990 until 1992 he was a consultant to that corporation's predecessor. Mr. Wellesley-Wesley was an executive director of Stephen Rose & Partners Ltd., a London-based investment banking firm, from 1980 to 1990.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors held six (6) meetings during fiscal year 1999. The Board of Directors appointed a Compensation and Stock Option Committee (the "Compensation Committee") and an Audit Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served.

The Compensation Committee is authorized to review and make recommendations to the Board of Directors on all matters regarding the remuneration of the Company's executive officers, including the administration of the Company's compensation plans. The current members of the Committee are Messrs. Diker, Lang and Wellesley-Wesley. The Committee held four (4) meetings during fiscal year 1999.

The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of the Company's independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor and determining the nature and extent of problems, if any, presented by such audit warranting consideration by the Board. The current members of the Audit Committee are Messrs. Diker, Hirschfield and Weber. The Committee held two (2) meetings during fiscal year 1999.

Executive Officers

In addition to Mr. Henderson, the executive officers of the Company are as follows:

Dawn R. Johnston - Senior Vice President and Chief Financial Officer, age 47. Ms. Johnston joined the Company in September 1998 as the Company=s Senior Vice President and Chief Financial Officer. Prior to joining Chyron, she held the position of Vice President of Finance at Cardion, Inc., a Siemens Company, from 1996-1998. From 1993 to 1996, she was the Chief Financial Officer at Frequency Electronics, Inc. From 1983 to 1993 she was a Senior Audit Manager with PricewaterhouseCoopers LLP.

James M. Paul - Senior Vice President, Human Resources, age 56. Mr. Paul joined the Company as Senior Vice President, Human Resources in October 1997. From February 1995 through September 1997 he held the position of Senior Vice President, Human Resources with TELE-TV. From 1993 to 1995, Mr. Paul was Human Resource Director for Bell Atlantic Information and Video Services. From 1975 to 1993 he held several management positions at PRC Inc., a subsidiary of Black and Decker Corporation, including Vice President, Human Resource Policy and Programs and Vice President of Human Resources for the Commercial and International Group.

Graham Pitman - Senior Vice President and Managing Director of the Pro-Bel Group, age 49. Mr. Pitman joined Pro-Bel in 1977 and was a Founding Director. During his tenure at Pro-Bel, he has served as Operations Director and General Manager of the Hardware Division.

Kenneth Schwenk - Senior Vice President and President of Chyron Graphics, age 63. Mr. Schwenk joined the Company in January 2000. From 1994 to 1999 he was President of Vinten Inc., a manufacturer of television robotic equipment. Between 1992 and 1994 he was the President of Utah Scientific Inc. Prior to that time he held senior executive positions at Global Analysis Inc., Rohde & Schwarz Inc. and Harris Corporation.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the cash and noncash compensation awarded to or earned by all Chief Executive Officers who served in that position during fiscal year 1999 and, the most highly compensated executive officers of the Company who held such positions at the end of fiscal year 1999, and received in excess of $100,000 in annual salary and bonus.

		Annual Compensation			Long Term Compensation

					Securities	All Other
Name and Principal					Underlying	Compensation
Position	Year	Salary	Bonus	Other(1)	Options(2)	(3)

Roger Henderson	1999	$228,773	$83,000		300,000
President, CEO and	1998	154,284	31,025(5)		35,000
Director	1997	131,040	26,200		25,000

Edward Grebow(6)	1999	221,623	25,000	$109,982		$13,410
President, CEO	1998	400,000	103,500(4)		50,000	11,331
and Director	1997	215,385	105,000		700,000	474

Dawn R. Johnston(7)	1999	127,692	24,000		40,000	2,000
Senior Vice President,	1998	33,857	5,000		25,000	348
Chief Financial Officer

James M. Paul(8)	1999	157,672	32,500		30,000	2,000
Senior Vice President,	1998	150,000	24,000		25,000	1,137
Human Resources	1997	37,500	7,500		25,000

Graham Pitman	1999	137,819	21,000		55,000
Senior Vice President	1998	109,072	19,200		14,000
	1997	103,200	15,480		36,000

(1) Except for Mr. Grebow, other Annual Compensation has been excluded since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2) 1998 excludes any previously issued options that were canceled and reissued on December 14, 1998 pursuant to a Board Resolution.

(3) All other compensation includes Company contributions under the Company=s 401(k) plan. In addition, for Mr. Grebow includes amounts paid with respect to term life insurance of $10,301 in 1998 and $11,718 in 1999.

(4) For 1998, one half of Mr. Grebow's bonus was paid in 28,463 shares of restricted stock and the balance of $51,750 was paid in cash.

(5) For 1998, one tenth of Mr. Henderson's bonus was paid in 1,550 shares of restricted stock and the balance of $27,923 was paid in cash.

(6) Mr. Grebow resigned as President and CEO in June, 1999.

(7) Ms. Johnston joined the Company in September 1998.

(8) Mr. Paul joined the Company in October 1997.

Stock Option Grants

Set forth below is information on grants of stock options under the Chyron 1999 Incentive Compensation Plan (the "Incentive Compensation Plan") for the named executive officers for the period January 1, 1999 to December 31, 1999.

		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration
	Granted	Fiscal Year	Per Share	Date	Fair Value

Roger Henderson	300,000	25.8%	$1.938	6/10/09	$0.88
Dawn R. Johnston	15,000	1.3%	$1.625	7/21/09	0.74
	25,000	2.2%	$0.750	10/27/09	0.35
James M. Paul	15,000	1.3%	$1.625	7/21/09	0.74
	15,000	1.3%	$0.750	10/27/09	0.35
Graham Pitman	40,000	3.4%	$1.625	7/21/09	0.74
	15,000	1.3%	$0.750	10/27/09	0.35

All options reported above were awarded under the Incentive Compensation Plan. The Company has not granted any stock appreciation rights. Pursuant to the terms of the Plan, the exercise price per share for all options is the closing price of the Common Stock as reported on the New York Stock Exchange ("NYSE") on the date of grant. The 300,000 options granted to Mr. Henderson will vest in three equal installments; the first installment is exercisable at date of grant, the second and third installments vest on the first and second anniversaries of their date of grant. The award of 15,000 options to each of Ms. Johnston and Mr. Paul on July 21, 1999 were immediately exercisable. The other options reported above become exercisable in three equal installments, on the first, second and third year anniversaries of their date of grant.

"Fair Value" is determined under the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The factors used in this model are as follows: dividend yield - 0.0%; volatility -50%; risk-free rate of return - 5.96% and option terms of 4-5 years. The actual value, if any, an executive officer may realize will depend on the extent to which conditions as to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive officer will be consistent with the value estimated by the Black-Scholes model. The estimated values under the model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Incentive Compensation Plan which cannot be transferred.

Pension Plans

The Company maintains a domestic, qualified non-contributory defined benefit pension plan (the "U.S. Pension Plan") for all employees of Chyron Corporation. Under the U.S. Pension Plan, a participant retiring at normal retirement age receives a pension benefit equal to the sum of: (i) 25% of his or her average monthly total compensation up to the level of social security covered compensation plus 38% of such earnings in excess of social security covered earnings for years of service prior to July 1, 1998 and (ii) 32% of his or her average monthly base compensation up to the level of social security covered compensation plus 48% of such earnings in excess of social security covered earnings for years of service subsequent to July 1, 1998. A participant's average monthly compensation is his or her monthly compensation averaged during the five consecutive years during the ten-year period prior to his or her termination that produces the highest average monthly compensation.

Participants in the U.S. Pension Plan vest according to the following schedule:

Employees Hired Prior to July 1, 1998		Employees Hired On or After July 1, 1998

Years of Service	Amount Vested	Years of Service	Amount Vested

Less than 2	0%	Less than 5	0%
2	20%	5 or more	100%
3	40%
4	60%
5 or more	100%

As of December 31, 1999, the number of years of service for the named executive officers is as follows:

Ms. Johnston, 1 year and Mr. Paul, 2 years.

The following table shows the aggregate annual benefits under the U.S. Pension Plan as now in effect that would be currently payable to participants retiring at age sixty-five on a single-life basis under various assumptions as to salary and years of service. Benefits under the U.S. Pension Plan are payable in the form of a monthly, lifetime annuity commencing on the later of normal retirement age or the participant's date of retirement, or, at the participant's election, in a lump sum or installment payments. The amounts shown reflect the level of social security covered compensation for a participant reaching age sixty-five in 1999. In addition, the participant is entitled to receive social security benefits. The Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended, limit the annual retirement benefit that may be paid out of funds accumulated under a qualified pension plan. The current maximum annual benefit payable under the U.S. Pension Plan is $130,000. This maximum is proportionately reduced for years of plan participation less than ten. Compensation in excess of $160,000 may not be taken into account in the determination of benefits under the U.S. Pension Plan.

U.S. Pension Plan Table

Highest Consecutive Five-Year Average	Years of Credited Service at Retirement at Age 65
Compensation During the Last Ten Years
of Employment	10	20	30	35

$ 50,000	$ 5,300	$10,700	$16,000	$18,700
$100,000	$12,200	$24,400	$36,600	$42,700
$150,000	$19,100	$38,100	$57,200	$66,700
$160,000	$20,400	$40,900	$61,300	$71,500

The Company's U.K. subsidiary, Pro-Bel, has a non-contributory defined benefit pension plan (the "U.K. Pension Plan") covering all permanent employees of Pro-Bel. Under the U.K. Pension Plan, a participant retiring after working 40 years with Pro-Bel will receive 66.66% of his or her basic earnings averaged over the last thirty-six (36) months of employment in addition to the U.K.'s basic and earnings related pension. Under U.K. legislation, benefits vest on a pro rata basis following completion of two (2) years of membership. Spouses' pension of 50% of the members pension are payable on the death of the plan member whether in service or following retirement. As of December 31, 1999, Mr. Henderson and Mr. Pitman, participants in the U.K. Pension Plan, have 21 years and 22 years of credited service, respectively.

Directors' Compensation

Directors of the Company who are also salaried officers or employees of the Company do not receive special or additional compensation for serving on the Board of Directors or any of its committees. Each director who is not a salaried officer or employee of the Company receives an annual fee of $5,000 (except for the Chairman who receives an annual fee of $10,000), plus $1,000 for attending each meeting of the Board of Directors and $500 for attending each committee meeting. In addition, each non-employee director receives options, to purchase 5,000 shares of Common Stock at an exercise price equal to the market value on the last trading day of each July.

Employment Contracts and Termination of Employment

and Change-In-Control Arrangements

The Company has an employment agreement with Mr. Roger Henderson, President and Chief Executive Officer, which is in effect until June 10, 2001 and can be renewed on an annual basis thereafter. Under the agreement, Mr. Henderson is entitled to receive a base salary of 175,000 British pounds sterling ($280,000 at the exchange rate at the commencement date), subject to adjustment based on the Consumer Price Index. In addition, Mr. Henderson shall receive an annual bonus of up to 50% of his base salary based upon the achievement of performance goals determined by the Compensation Committee. If the agreement is terminated with cause, Mr. Henderson is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause, Mr. Henderson is entitled to receive the greater of his base salary for a twelve month period or the remainder of his employment term. In addition, all options which have not vested at the date of termination shall immediately vest. The agreement also contains certain restrictions on competition.

The Company has an employment agreement with Mr. Paul, Senior Vice President, Human Resources, which is in effect until June 30, 2001. Mr. Paul is entitled to receive an annual base salary of $150,000 and is eligible for a bonus of up to 20% of his base salary subject to the achievement of certain annual performance criteria, both of which can be increased at the discretion of the Chief Executive Officer. If the agreement is terminated with cause, Mr. Paul is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause, Mr. Paul will be entitled to his base salary and bonus for the lesser of eighteen months or the balance of his employment term. In addition, all options granted which have not vested at the date of termination shall immediately vest. The agreement also contains certain restrictions on competition.

The Company has an employment agreement with Mr. Pitman, Senior Vice President and Managing Director of Pro-Bel. The agreement is indefinite until Mr. Pitman is provided written notification by the Company. As of June 14, 2000, the required notice period is one year. Under the agreement, Mr. Pitman is entitled to receive a base salary of 100,000 British pounds sterling ($157,894 at March 1, 2000). Mr. Pitman shall be entitled to additional remuneration and bonuses as determined by the Board of Directors. The agreement also contains restrictions on competition.

COMPENSATION AND STOCK OPTION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

It is the duty of the Compensation Committee to develop, administer, and review the Company's compensation plans, programs and policies, to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board of Directors relating to executive compensation.

The Company's compensation program is intended to motivate, retain and attract management, linking incentives to financial performance and enhanced shareholder value. The program's fundamental philosophy is to tie the amount of compensation "at risk" for an executive to his or her contribution to the Company's success in achieving superior performance objectives.

The compensation program currently consists of two components: (1) a base salary and (2) the potential for an annual cash bonus of up to 50% of base salary for the Chief Executive Officer, and up to 25% of base salary for the other executive officers, based upon the satisfaction of certain performance criteria set annually by the Compensation Committee for each position. The criteria may relate to overall Company performance, the individual executive's performance or a combination of the two, depending upon the particular position at issue. The second component constitutes the "at risk" portion of the compensation program. Additionally, employees (including executive officers) are eligible to receive awards pursuant to the Company's Incentive Compensation Plan.

All amounts paid or accrued during fiscal year 1999 under the above-described compensation program are included in the table found in the section captioned "Summary Compensation Table."
The Compensation and Stock Option Committee

Respectfully submitted,

Charles M. Diker, Wesley W. Lang, Jr., and
Michael I. Wellesley-Wesley

April 7, 2000

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 1999 with the cumulative total return on the Russell 2000 Index and a peer group selected by the Company consisting of businesses engaged in supplying equipment to the broadcast and video industry. The comparison assumes $100 was invested on December 31, 1994 in the Common Stock of the Company and in each of the foregoing indices and assumes reinvestment of dividends.

The businesses included in the Company-selected peer group are: Avid Technology Inc., Carlton Communications Plc, Leitch Technology Corp., Philips Electronics NV, Sony Corp., and Tektronix Inc. The returns of each component issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization.

[PERFORMANCE CHART APPEARS HERE]

	Chyron	Peer Group	Russell 2000

December 31, 1994	$100	$100	$100
Year Ended December 31, 1995	550	113	127
Year Ended December 31, 1996	575	128	155
Year Ended December 31, 1997	296	169	204
Year Ended December 31, 1998	125	168	191
Year Ended December 31, 1999	100	387	188

On February 7, 1997 the Company effected a one-for-three reverse stock split of its Common Stock. The table above reflects the one-for-three reverse stock split. On March 1, 2000, 32,115,687 shares of Common Stock were outstanding.

PROPOSAL TO RATIFY THE CONVERSION FEATURE OF SERIES B 8%

SUBORDINATED CONVERTIBLE DEBENTURES

PURCHASED BY THE WPG FUNDS

The Board is hereby submitting to the shareholders of the Company for their approval a proposal to ratify the conversion feature of Debentures purchased in July 1999 by four funds: WPG Corporate Development Associates IV, L.L.C.; WPG Corporate Development Associates IV (Overseas), L.P.; WPG Enterprise Fund II, L.L.C.; and Weiss, Peck & Greer Venture Associates III, L.L.C. - managed by Weiss, Peck & Greer, L.L.C. (collectively, the "WPG Funds"). Under the rules of the New York Stock Exchange ("NYSE"), the exchange on which the Company's Common Stock is listed, shareholder approval is required prior to the issuance by the Company to a "Related Party" of: (i) more than one percent (1%) of the number of shares of Common Stock outstanding before the issuance, or (ii) securities convertible into more than one percent (1%) of the number of shares of Common Stock outstanding before the issuance. The WPG Funds are considered a "Related Party" of the Company under the rules of the NYSE because they have representation on the Company's Board of Directors.

If this proposal is approved by the shareholders of the Company, the Debentures purchased by the WPG Funds would be eligible to convert, in whole or in part, at the sole option of the WPG Funds, into an aggregate of 1,248,273 shares of Common Stock, representing approximately 3.89 percent (3.89%) of the Common Stock currently outstanding. The approval of this proposal by the shareholders will not necessarily result in the conversion of the Debentures purchased by the WPG Funds into Common Stock. Approval of this proposal will mean the Debentures purchased by the WPG Funds are eligible to be converted into Common Stock if the WPG Funds elect to convert them.

In accordance with the terms of the Debentures and the rules of the NYSE, if shareholder approval for this proposal is not obtained then only $521,406 aggregate principal amount of the Debentures purchased by the WPG Funds will be eligible to convert into Common Stock. Such amount would convert into 320,865 shares of Common Stock, which is equal to one percent (1%) of the Common Stock of the Company outstanding on the date the Debentures were purchased by the WPG Funds. The remaining $1,507,039 aggregate principal amount of the Debentures would not be eligible to convert into Common Stock and such amount would be payable to the WPG Funds by the Company when the Debentures are due on December 31, 2003.

The Debentures and the related subscription agreement are included as exhibits in this document. The principal features of the Debentures are described below.

The Board of Directors believes allowing the Debentures purchased by the WPG Funds to be eligible to convert into Common Stock is in the best interest of the Company. Approval of this proposal will require the affirmative vote of a majority of the votes cast. Abstentions and broker-dealer non-votes will not be counted in determining the number of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

Reasons for the Issuance of the Debentures

The delay in the rollout of HDTV by broadcasters and their reluctance to purchase analog equipment has significantly impacted the Company's ability to achieve its internal revenue and earnings targets and maintain positive cash flow. To weather this difficult time, the Company required additional working capital for operations and to fund research and development, particularly for certain Internet initiatives. The Debentures enabled the Company to meet certain of these needs.

Principal Features of the Debentures

The Debentures totaling $6,452,000 are due December 31, 2003. Interest is payable quarterly at an annual rate of 8% commencing October 1, 1999. The WPG Funds purchased an aggregate of $1,960,000 of the Debentures. Until July 15, 2001, at the Company's sole option, all interest payable, in whole or in part, may be satisfied by increasing the amount of principal owed to include the interest that is payable. As of December 31, 1999 approximately $68,000 of interest was paid to the WPG Funds in the form of additional debentures issued by the Company.

The Debentures are convertible into whole shares of Common Stock of the Company, at the option of the holder at any time, at a rate of $1.625, the closing price of the Common Stock reported by the NYSE, for the trading day immediately preceding the initial issue date of the Debentures. This conversion price shall be adjusted under certain circumstances, including but not limited to, stock splits and dividends. The Debentures will have no voting rights unless converted into Common Stock.

The Debentures may be redeemed by the Company at any time commencing one year from the issue date, at the Company's option, in whole or in part, provided that the average closing price for the Common Stock as reported by the NYSE shall have, for any twenty trading days within a period of thirty consecutive trading days, equaled or exceeded 150% of the conversion price.

The Debentures are unsecured senior subordinated obligations of the Company. Upon any distribution of assets of the Company in connection with any dissolution, winding up or liquidation of the Company, the holders of senior indebtedness shall first be entitled to receive payment in full, before the holders of these Debentures.

The Company will undertake to file a registration statement with the Securities and Exchange Commission covering the Common Stock issuable upon conversion of the Debentures. It is anticipated that, when issued, the Common Stock underlying the Debentures will be listed on the NYSE. The Company does not intend to apply for listing of the Debentures on the NYSE or any other recognized securities exchange.

The following events have qualified as "Events of Default" under the Debentures if they exist and continue:

    The Company fails to pay interest on any Debenture on or before the date such payment is due and such failure to pay remains uncured for a period of 10 days.

    The Company fails to pay principal on any debenture on or before the date such payment is due.

    The Company fails to perform or observe any other covenant or agreement contained in the Debentures and that failure remains uncured for the period and after the notice specified below and the holders of more than 50% in principal amount of the Debentures then outstanding notify the Company of the default and the Company does not cure the default within 45 days after receipt of proper notice.

    A custodian, receiver, liquidator or trustee, is appointed or takes possession of the Company or any of the Company's properties and such appointment or possession remains in effect for more than 60 days; or the Company is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company; or any of the Company's property is sequestered by court order and the order remains in effect for more than 60 days; or an involuntary petition is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after filing.

    The Company files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law.

    The Company makes an assignment for the benefit of its creditors, or generally fails to pay its obligations as they become due, or the Company consents to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of the Company or all or any substantial part of the Company's property.

In case an event of default, other than an event of default described in the last three paragraphs above, has occurred and is continuing, the holders of Debentures, by notice to the Company from the holders of more than 50% of the principal amount of the Debentures then outstanding, may declare the principal of the Debentures, plus accrued interest, to be immediately due and payable, and upon any such declaration such principal and accrued interest shall become due and payable immediately. In case an event of default described in the last three paragraphs occurs, such amounts will become due and payable without any declaration or any act on the part of the holders of the Debentures. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of at least 50% of the principal amount of the Debentures then outstanding.

Description of the Company's Common Stock

General

The Company is authorized to issue 150,000,000 shares of Common Stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value without designation. As of March 1, 2000, 32,115,687 shares of Common Stock and no shares of preferred stock were issued and outstanding.

As of March 1, 2000, an additional 4,570,739 shares of Common Stock were reserved for issuance upon options granted or to be granted pursuant to the Chyron 1999 Incentive Compensation Plan and issued and outstanding warrants.

Common Stock

Each share of Common Stock is entitled to one vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights associated with the Common Stock. In the event of liquidation, dissolution, or winding up of the Company, holders of the Common Stock will be entitled to receive, on a pro rata basis, all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences granted to holders of preferred stock of the Company.

The Company has not paid any dividends on its Common Stock since 1989. In addition, pursuant to the terms of the Debenture, no dividends or other payment can be declared and paid on the Common Stock unless the Company also declares and pays dividends on the shares of Common Stock issuable upon conversion of the Debentures.

No Dissenter's Rights

Under New York law, shareholders are not entitled to dissenter's rights of approval with respect to the proposed ratification of the conversion feature of the Debentures purchased by the WPG Funds. If the proposal is approved, the Debentures will be deemed to be fully convertible. Approval of this proposal will require the affirmative vote of a majority of the votes cast. Abstentions and broker-dealer non-votes will not be counted in determining the number of votes cast.

OTHER MATTERS ARISING AT THE ANNUAL MEETING

The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 1, 2000, certain information about all persons who, to the Company's knowledge, were beneficial owners of 5% or more of Common Stock of the Company(1).

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(2)	Class(2)(3)

Philip Greer (4)	9,927,595	30.31%
Weiss, Peck & Greer, L.L.C.
One New York Plaza
New York, New York 10004

WPG PE Fund Advisor, L.P.(5)	5,870,868	18.07%
One New York Plaza
New York, New York 10004

London Merchant Securities plc(6)	4,025,620	12.31%
Carlton House
33 Robert Adam Street
London, W1M 5AH
England

WPG Venture Partners III, L.P.(7)	2,641,313	8.18%
One New York Plaza
New York, New York 10004

Christopher R. Kelly(8)	2,080,326	6.19%
800 Fifth Avenue, Suite 1400
Seattle, WA 98104

Security Ownership of Management

The following table sets forth, as of March 1, 2000, certain information with respect to the beneficial ownership of each class of the Company's equity securities by each director and the named executive officer of the Company and all directors and executive officers of the Company as a group(1).

Name of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership (2)	Total (2)(3)

Wesley W. Lang, Jr.(9)	9,947,594	30.35%

Michael I. Wellesley-Wesley(10)	2,284,813	7.11%

Christopher R. Kelly(8)	2,080,326	6.19%

Charles M. Diker(11)	596,718	1.85%

Alan J. Hirschfield(12)	472,752	1.47%

Roger Henderson(13)	165,324	*

Graham Pitman(14)	81,991	*

Eugene M. Weber(15)	40,382	*

James M. Paul(16)	39,999	*

Dawn R. Johnston(17)	23,333	*

Donald P. Greenberg(18)	16,666	*

Joseph A. Flaherty(19)	6,000	*

All directors and executive officers as a group	15,755,898	45.47%
(12 persons)

* Less than one percent (1%).

(1) These tables are based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him/her. Applicable percentage of ownership is based on 32,115,687 shares of Common Stock, which were outstanding on March 1, 2000.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2000, are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(3) In calculating the percent of the outstanding shares of Common Stock, all shares issuable on exercise of stock options or the conversion of debentures held by the particular beneficial owner, that are included in the column to the left of this column are deemed to be outstanding.

(4) Mr. Greer is a General Partner of WPG PE Fund Advisor, L.P. ("PEF"), WPG Venture Partners III, L.P. ("WPGVP") and WPG PE Fund Advisor (Overseas), L.P. ("Overseas").

(5) PEF serves as the Fund Investment Advisor of WPG Corporate Development Associates IV, L.L.C. ("CDA IV") which beneficially owns 5,870,868 shares, including 377,809 which may be acquired upon the conversion of presently convertible debentures. PEF disclaims beneficial ownership of such shares, except to the extent of its interest in CDA IV.

(6) Includes 2,732,387 shares beneficially owned by Westpool Investment Trust plc and 1,293,233 shares beneficially owned by Lion Investments Limited (of which 404,284 shares and 190,445 shares, respectively, may be acquired upon the conversion of presently convertible debentures). These entities are wholly owned subsidiaries of London Merchant Securities plc.

(7) WPGVP serves as the Managing Member of WPG Enterprise Fund II, L.L.C. ("Enterprise") and Weiss, Peck & Greer Venture Associates III, L.L.C. ("WPGVA"), which beneficially own 1,428,600 and 1,212,713 shares, respectively, (which include 94,764 and 77,806 shares, respectively, which may be acquired upon the conversion of presently convertible debentures).

(8) Includes 1,490,326 shares which may be acquired upon the conversion of presently convertible debentures.

(9) Includes 19,999 shares that may be acquired upon the exercise of presently exercisable options. Also Includes 9,927,595 shares beneficially owned by PEF, WPGVP and Overseas. Mr. Lang is a Managing Director with the investment management company of Weiss, Peck & Greer. Mr. Lang disclaims beneficial ownership of such shares (other than the options), except to the extent of his interests in such entities.

(10) Shares are directly owned by Paris Investments Limited, an entity of which Michael I. Wellesley-Wesley is the sole beneficiary.

(11) Mr. Diker directly owns 444,955 shares of Common Stock and is the president of a Foundation which owns 40,000 shares of Common Stock. Also includes 44,999 shares that may be acquired upon the exercise of presently exercisable options and 66,764 shares that may be acquired upon the conversion of presently convertible debentures.

(12) Includes 19,999 shares that may be acquired upon the exercise of presently exercisable options and 6,082 shares that may be acquired upon the conversion of presently convertible debentures.

(13) Includes 124,166 shares that may be acquired upon the exercise of presently exercisable options. Also includes 1,158 shares as to which Mr. Henderson disclaims beneficial ownership.

(14) Includes 10,666 shares that may be acquired upon the exercise of presently exercisable options.

(15) Includes 19,999 shares that may be acquired upon the exercise of presently exercisable options and 9,383 shares that may be acquired upon the conversion of presently convertible debentures.

(16) Includes 39,999 shares that may be acquired upon the exercise of presently exercisable options.

(17) Includes 23,333 shares that may be acquired upon the exercise of presently exercisable options.

(18) Includes 16,666 shares that may be acquired upon the exercise of presently exercisable options.

(19) Includes 5,000 shares that may be acquired upon the exercise of presently exercisable options.

INTERESTED PARTY TRANSACTIONS

Mr. Wellesley-Wesley has an arrangement with the Company, pursuant to which he provides services in connection with potential strategic alliances, mergers and business opportunities for the Company, primarily in Europe. During 1999 he received approximately $58,000 as compensation and benefits for such services.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnities") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorney's fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of the Company or as directors, officers, employees or agents of any other company or entity at the request of the Company. The Company will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the company, against the Company or any director or officer of the Company unless the Company consented to the initiation of such claim. The indemnity agreements require an Indemnitee to reimburse the Company for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Section 723(a) of the New York Business Corporation Law and the indemnity agreement, to indemnification for such expenses.

SHAREHOLDER PROPOSALS

A shareholder of the Company who wishes to present a proposal for action at the Company's 2000 Annual Meeting of Shareholders must submit such proposal to the Company, in accordance with Rule 14-8 under the Securities Exchange Act of 1934. To be eligible for inclusion such proposal must be received by the Company, no later than December 8, 2000.

COST OF SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of the Company's Board of Directors. The cost of such solicitation will be paid by the Company. Such cost includes the preparation, printing and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report and form of proxy. The solicitation will be conducted principally by mail, although directors, officers and employees of the Company (at no additional compensation) may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held on record by such fiduciaries, and the Company may reimburse such persons for their reasonable expenses in so doing.

INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of PricewaterhouseCoopers LLP, which audited the Company's 1997, 1998 and 1999 financial statements, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

SECTION 16(a) REPORTING DELINQUENCIES

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC and The New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal year 1999, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the period January 1, 1999 through December 31, 1999, filed with the SEC, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of Twenty Cents ($0.20) per page or a minimum charge of Five Dollars ($5.00). Such written requests should be directed to Ms. Judy Comerchero, Chyron Corporation, 5 Hub Drive, Melville, New York 11747. Each such request must set forth a good faith representation that, as of March 27, 2000, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. The Company incorporates herein the Annual Report by reference.

By Order of the Board of Directors,

/s/ Robert S. Matlin, Esq.
Robert S. Matlin, Esq.,
Secretary

Melville, New York
April 7, 2000